Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Valvoline Inc.
(Exact name of registrant as specified in its charter)

Kentucky	30-0939371
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Valvoline Way
Lexington, KY 40509
(859)  357-7777
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

INDUCEMENT RESTRICTED STOCK AWARD
(Full title of the award)

Julie M. O’Daniel
Senior Vice President, General Counsel and Corporate Secretary
Valvoline Inc.
100 Valvoline Way
Lexington, KY 40509
(859)  357-7777
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	50,000	$ 22.545	$ 1,127,250	$ 130.65

(1)
Represents shares of Valvoline Inc. (“Valvoline”) common stock, par value $0.01 per share (“Valvoline Common Stock”), issuable pursuant to the Inducement Restricted Stock Award Agreement (the “2017 Valvoline Inducement Award”) between Valvoline and Mary Meixelsperger, including pursuant to the dividend reinvestment feature of the 2017 Valvoline Inducement Award.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Valvoline Common Stock that may from time to time be offered or issued under the 2017 Valvoline Inducement Award to prevent dilution resulting from stock splits, stock dividends or any other similar transactions.

(3)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act based on the average of the high and low prices of Valvoline Common Stock as reported on the New York Stock Exchange on June 2, 2017.

EXPLANATORY NOTE

Prior to the initial public offering (“IPO”) of approximately 17% of its common stock, Valvoline Inc. (“Valvoline”, “we”, “our”, “us”, or the “Company”) was a wholly owned subsidiary of Ashland Global Holdings Inc. (“Ashland”).  On May 12, 2017, Ashland distributed its remaining shares of Valvoline Inc. common stock, par value $0.01 per share (“Valvoline Common Stock”), to Ashland shareholders of record as of May 5, 2017.  We refer to this distribution as the “final separation”.

In 2016, Ashland granted Mary Meixelsperger, the Chief Financial Officer of Valvoline Inc., an award under the Inducement Restricted Stock Award between Ashland and Ms. Meixelsperger (the “2016 Ashland Inducement Award”) consisting of a one-time grant of 4,500 shares of time-vested restricted stock denominated in Ashland Global Holdings Inc. common stock, par value $0.01 per share (“Ashland Common Stock”). As a result of dividend reinvestments pursuant to the 2016 Ashland Inducement Award, Ms. Meixelsperger had been issued a total of 4,543 shares of Ashland Common Stock pursuant to the 2016 Ashland Inducement Award prior to the final separation.  In connection with the final separation, pursuant to the terms of the Employee Matters Agreement dated as of September 22, 2016 (the “EMA”), by and between Ashland and Valvoline, Valvoline assumed the obligations under the 2016 Ashland Inducement Award (we refer to such assumed award as the “2017 Valvoline Inducement Award”).

Accordingly, as a result of the final separation and pursuant to the EMA, on June 7, 2017, Ms. Meixelsperger’s 4,543 shares of time-vested restricted stock denominated in Ashland Common Stock were converted into 24,443 shares of time-vested restricted stock denominated in Valvoline Common Stock, as a result of the application of a conversion ratio specified by the EMA defined as (a) the closing price of Ashland Common Stock on the date of the final separation (May 12, 2017), divided by (b) the simple arithmetic average of the volume-weighted average price of shares of Valvoline Common Stock for each of the ten consecutive trading days immediately following the date of the final separation.  On June 7, 2017 (the date of this Registration Statement), through procedures specified by the Personnel and Compensation Committee of the Board of Directors of Ashland, such conversion ratio was finalized and 5.380395 shares of time-vested restricted stock denominated in Valvoline Common Stock were transferred to Ms. Meixelsperger; prior to the date of this Registration Statement, Valvoline had neither offered nor sold any shares of Valvoline Common Stock to Ms. Meixelsperger pursuant to the 2016 Ashland Inducement Award.

This Registration Statement relates to the shares of Valvoline Common Stock issuable pursuant to the 2017 Valvoline Inducement Award, including any shares of Valvoline Common Stock issuable pursuant to the dividend reinvestment feature of the 2017 Valvoline Inducement Award.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8.

Item 2.  Plan Information.

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by Valvoline pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are, as of their respective dates of filing with the Commission, hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the Commission on December 19, 2016;

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2016 and March 31, 2017, filed with the Commission on February 13, 2017 and April 28, 2017, respectively;

(c)	The Company’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the Commission since September 30, 2016; and

(d)
The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 19, 2016, pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Julie M. O’Daniel, Valvoline’s Senior Vice President, General Counsel and Corporate Secretary who will pass on the validity of the Valvoline Common Stock offered hereby, owns 560 shares of Valvoline Common Stock, restricted stock units representing the contingent right to receive 4,703.076 shares of Valvoline Common Stock, stock appreciation rights entitling Ms. O’Daniel to receive compensation based on the appreciation of 34,433 shares of Valvoline Common Stock and 5,378.908 units of the Valvoline 401(k) Plan (which units, as the close of business on June 5, 2017, were collectively valued at $19,256.49).

Item 6.  Indemnification of Directors and Officers.

Section 271B.2-020 of the Kentucky Business Corporation Act (the “KBCA”) permits a corporation to eliminate or limit the personal liability of its directors for monetary damages for breach of fiduciary duty as a director; provided that such a provision does not eliminate or limit the liability of directors for (i) transactions in which the director’s personal financial interest is in conflict with the financial interests of the corporation or its shareholders; (ii) acts or omissions that are not taken in good faith, that involve intentional misconduct or that are known to the director to be a violation of law; (iii) a vote for or assent to certain unlawful distributions to shareholders; or (iv) any transaction from which the director derived an improper personal benefit.  Our amended and restated articles of incorporation include a provision limiting the liability of our directors to the fullest extent permitted by Kentucky law.

Section 271B.8-510 of the KBCA generally permits a corporation to indemnify an individual who is made a party to a proceeding because the individual is or was a director or officer of the corporation as long as the individual (i) conducted himself or herself in good faith; (ii) honestly believed, in the case of conduct in his or her official capacity with the corporation, that the conduct was in the best interest of the corporation or, in all other cases, was at least not opposed to its best interest; and (iii) in a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.  Indemnification may be made against the obligation to pay a judgment, settlement, penalty, fine or reasonable expenses (including counsel fees) incurred with respect to a proceeding, except that if the proceeding was by or in the right of the corporation, indemnification may only be made against reasonable expenses.  A determination that indemnification is permitted by the terms of the KBCA must first be made before a director or officer can be indemnified.  Section 271B.8-510 of the KBCA specifically prohibits indemnification (i) in connection with a proceeding by or in the right of the corporation in which the director or officer is held liable to the corporation or (ii) in connection with any other proceeding where the director or officer is adjudged to have received an improper personal benefit, in each case, unless the applicable court determines that indemnification is appropriate.

In addition, Section 271B.8-520 of the KBCA provides that, unless limited by the articles of incorporation, a corporation shall indemnify any director or officer who is wholly successful in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against reasonable expenses incurred in connection with the proceeding.

Our amended and restated articles of incorporation permit, and our amended and restated by-laws generally require, that we indemnify our directors and officers to the fullest extent permitted under Kentucky or other applicable law.  The right to be indemnified will, unless determined by us not to be in our best interests, include the right of a director or officer to be paid expenses, including attorneys’ fees, in advance of the final disposition of any proceeding; provided that, if required by law or by us in our discretion, we receive an undertaking to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified.

We also maintain directors’ and officers’ insurance, and have entered into indemnification agreements with each of our directors and executive employment contracts with certain of our executive officers that require indemnification, subject to certain exceptions and limitations.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index following the signature page to this Registration Statement and are incorporated herein by reference.

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Kentucky, on the 7th day of June, 2017.

VALVOLINE INC.
(Registrant)

By:	/s/ Julie M. O’Daniel
Name: Julie M. O’Daniel
Title: Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer and Director	June 7, 2017
Samuel J. Mitchell, Jr.	(Principal Executive Officer)

*	Chief Financial Officer	June 7, 2017
Mary E. Meixelsperger	(Principal Financial Officer)

*	Controller	June 7, 2017
David J. Scheve	(Principal Accounting Officer)

*	Non-Executive Chairman and Director	June 7, 2017
William A. Wulfsohn

*	Director	June 7, 2017
Mary J. Twinem

*	Director	June 7, 2017
Richard J. Freeland

*	Director	June 7, 2017
Stephen F. Kirk

*	Director	June 7, 2017
Vada O. Manager

*	Director	June 7, 2017
Stephen E. Macadam

*	Director	June 7, 2017
Charles M. Sonsteby

*
The undersigned, by signing his or her name hereto, executes this Registration Statement pursuant to a power of attorney executed by the above-named persons and filed with the Commission as an Exhibit to this Registration Statement.

By:	/s/ Julie M. O’Daniel
Julie M. O’Daniel
Attorney-in-Fact
June 7, 2017

INDEX TO EXHIBITS

The following exhibits are filed with this Registration Statement.

Exhibit No.	Description of Exhibit

3.1
Amended and Restated Articles of Incorporation of Valvoline Inc. (filed as Exhibit 3.1 to Valvoline’s Form S-1/A filed on September 19, 2016 (SEC File No. 333-211720), and incorporated herein by reference)

3.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of Valvoline Inc. (filed as Exhibit 3(i) to Valvoline’s Form 8-K filed on April 27, 2017 (SEC File No. 001-37884), and incorporated herein by reference).

3.3	Amended and Restated By-Laws of Valvoline Inc. (filed as Exhibit 3.2 to Valvoline’s Form 10-K filed on December 19, 2016 (SEC File No. 001-37884), and incorporated herein by reference).

*4.1	Form of Inducement Restricted Stock Award Agreement entered into between Mary Meixelsperger and Ashland Inc. (assumed by Valvoline on April 27, 2017)

*5.1	Opinion of Julie M. O’Daniel.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of PricewaterhouseCoopers LLP.

*23.3	Consent of Julie M. O’Daniel (contained in her opinion filed as Exhibit 5.1).

*24.1	Power of Attorney.

* Filed herewith.